Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PHOTONIC PRODUCTS GROUP, INC.

Pursuant to N.J.S. 14:9-4(3)

Dated: June 2, 2010

The undersigned corporation, having adopted an amendment to its Restated Certificate of Incorporation, hereby certifies as follows:

1.           The name of the corporation is Photonic Products Group, Inc.

2.           The first paragraph of the present Article IV of the Restated Certificate of Incorporation shall be deleted and inserted in lieu thereof shall be the following:

“Article IV

The members of the board shall be divided into three classes, the respective terms of office of which shall end in successive years.  The number of directors in each class shall be specified in the bylaws of the Corporation.  Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors have been elected and qualified.  At each annual meeting of shareholders, the directors of only one class shall be elected, except directors elected to fill vacancies.  An affirmative vote of the holders of at least two-thirds of the outstanding shares of the Corporation's common stock shall be required to amend or repeal this provision.

3.           The Amendment was adopted by the shareholders on June 2, 2010.

4.           There were 11,556,729 shares of Common Stock entitled to vote on the Amendment.

5.           The number of shares voted for and against the Amendment was as follows:

For:	6,297,721

Against:	227,378

6.           This Certificate of Amendment shall be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate to be executed on its behalf by its duly authorized officer as of this second day of June, 2010.

PHOTONIC PRODUCTS GROUP, INC.

By:	/s/ Joseph J. Rutherford
Joseph J. Rutherford, President